Exhibit 21.1

MCAFEE CORP.

SUBSIDIARIES(1)

Subsidiary of the Registrant	State or Other Jurisdiction of Incorporation
McAfee Security Australia Pty Ltd	Victoria, Australia
McAfee (Beijing) Security Software Co. Ltd.	Beijing, China
McAfee Software (India) Private Limited	Karnataka, India
McAfee Ireland Limited	Dublin, Ireland
McAfee Co., Ltd.	Tokyo, Japan
McAfee Netherlands B.V.	Amsterdam, Netherlands
McAfee (Singapore) Pte. Ltd.	Singapore, Singapore
McAfee Security UK Ltd	England and Wales, United Kingdom
Foundation Technology Worldwide LLC	Delaware, United States
MAC Group Holdings, LLC	Delaware, United States
McAfee Acquisition Corp.	Delaware, United States
McAfee BL I Holdings, LLC	Delaware, United States
McAfee BL I, LLC	Delaware, United States
McAfee BL II Holdings, LLC	Delaware, United States
McAfee BL II, LLC	Delaware, United States
McAfee BL III, LLC	Delaware, United States
McAfee Consumer Affairs North LLC	Delaware, United States
McAfee Finance 1, LLC	Delaware, United States
McAfee Finance 2, LLC	Delaware, United States
McAfee Holdings Subsidiary 2, Inc.	Delaware, United States
McAfee Holdings Subsidiary 3, Inc.	Delaware, United States
McAfee Holdings Subsidiary, Inc.	Delaware, United States
McAfee Public Sector LLC	Delaware, United States
McAfee, LLC	Delaware, United States
Skyhigh Networks Acquisition Corp.	Delaware, United States
Skyhigh Networks Holdings Corp.	Delaware, United States
Skyhigh Networks, LLC	Delaware, United States
Tunnelbear, LLC	Delaware, United States
(1)

As of December 26, 2020. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other McAfee Corp. subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 26, 2020.